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                                                                      EXHIBIT 23
                                                                     (1995 10-K)





                        CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
The Oilgear Company:


We consent to incorporation by reference in the registration statements (Nos. 33-67672 and 33-59033) on Form S-8 of The Oilgear Company of our reports dated February 28, 1996, relating to the consolidated balance sheets of The Oilgear Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations and shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1995, which reports appear or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of The Oilgear Company.



                                                  KPMG Peat Marwick LLP


Milwaukee, Wisconsin
March 29, 1996